Exhibit 99.1

234 Ninth Avenue North Seattle, WA 98109	T 206-624-3357 F 206-624-6857 www.jonessoda.com

NEWS RELEASE

JONES SODA CO. ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

—Record Profitable Third Quarter and Year-to-Date Results—

October 30, 2003	Trading Symbol:	TSXVE	JSD
		OTC:	JSDA

Seattle, Washington U.S.A. —Jones Soda Co. (the “Company” or “Jones”), today announced financial results for the third quarter ended September 30, 2003.

Net sales for the third quarter of fiscal 2003 increased 6.2% to $5,917,195 compared to $5,571,531 for the third quarter of fiscal 2002. Net income for the quarter was $275,447, or $0.01 per diluted share, versus a net loss of $4,140, or $(0.00) per diluted share during the same period a year ago.

For the nine months ended September 30, 2003, net sales increased approximately 4.0% to $16,000,631 compared to $15,386,025 for the nine months ended September 30, 2002. Net income for the nine months ended September 30, 2003 was $521,657, or $0.03 per diluted share versus a net loss of $838,394, or $(0.04) per diluted share during the same period a year ago.

Gross margin for the third quarter of 2003 increased 240 basis points to 37.0% compared to 34.6% for the third quarter of 2002. Operating expenses as a percentage of sales improved to 31.9% during the quarter compared to 34.5% for the corresponding period a year ago.

Peter van Stolk, President and C.E.O, commented, “These results represent our second consecutive quarter of profitable earnings and we believe put us in a favorable position to be able to report our first profitable year in the history of our company. Our ability to achieve this important milestone is directly related to many strategic initiatives we put in place over the past several months and the hard work and dedication of our team. We are excited about the opportunities that lie ahead and we are focused on further leveraging our unique position in the industry.”

“Once again we were able to grow our top line due primarily to increases in our direct-to-retail business, coupled with heightened penetration in many of our larger, more traditional supermarket chains.” Mr. van Stolk said. “In addition, we continued to experience meaningful gross margin expansion and increased SG&A leverage during the quarter.”

Mr. van Stolk continued, “Our ongoing commitment to product innovation, new growth opportunities, improving the quality of our operations and our infrastructure and most importantly, achieving profitability, was highly evident during the quarter. We continue to bring new products to market and our recent introduction of a new sugar free line of Jones Soda has been well received. In addition, our myjones.com and yourjones initiatives, while still in their early stages, offer exciting potential both inside and outside the beverage industry. We also named Scott Bedbury to our Board of Directors this past August. Scott’s experience with mega brands such as Nike and Starbucks should prove invaluable to us as we look to take Jones to the next level. Finally, we experienced a significant turnaround in earnings, posting profits of more than $275,000, compared to a loss of in same period a year ago.”

Mr. van Stolk concluded, “Our momentum continues to grow, our brands continue to resonate with our core consumers, our balance sheet has never been stronger, and we have significant opportunities to expand our business into the future. The stage is set for profitable growth and we look forward to further building on what we have created in the marketplace.”

Headquartered in Seattle, Washington, Jones Soda Co. manufactures its Jones Soda, Jones Naturals, Jones Energy and Whoopass brands and sells through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

This press release contains forward-looking statements and projections concerning the Company’s plans, strategies, expectations, predictions and financial projections concerning the Company’s future activities and results of operations and other future events or conditions, and are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “anticipate,” “may,” “will,” “plan,” “intend,” “estimate,” “could,” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding potential growth opportunities, working capital and cash flow management, operational and expense controls, future profitability and results of operations are forward looking. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the Company’s actual results of operations. These statements by the Company are subject to certain risks, including, among others, future demand for Jones Soda, Jones Naturals and Whoopass, competition from other businesses providing similar products, the ability to maintain profitability and control expenses and the Company’s ability to successfully execute its business strategy. These and other risks and uncertainties are discussed in more detail in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.

(See attached Exhibits)

JONES SODA CO.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited—$US)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue	$5,917,195	$5,571,531	$16,000,631	$15,386,025
Cost of Goods Sold	3,726,593	3,671,273	10,203,376	10,016,302
Write down of inventory	—	(24,788)	—	408,238

	3,726,593	3,646,485	10,203,376	10,424,540

Gross Profit	$2,190,602	$1,925,046	$5,797,255	$4,961,485
Gross Margin	37.0%	34.6%	36.2%	32.2%
Operating Expenses:
Promotion and Selling	1,357,930	1,307,243	3,675,448	3,837,801
General & Admin.	444,974	566,535	1,359,018	1,788,243
Dep’n & Amortization	41,813	45,826	121,130	136,793
Non Cash Stock Compensation	45,539	—	108,623	—

	1,890,256	1,919,604	5,264,219	5,762,837

Earnings (Loss) from Operations	300,346	5,442	533,036	(801,352)
Other expense	(24,899)	(9,582)	(11,379)	(37,042)
Earnings (loss)	$275,447	$(4,140)	$521,657	$(838,394)

Earnings (loss) per share:
Basic	$0.01	$(0.00)	$0.03	$(0.04)
Diluted	$0.01	$(0.00)	$0.03	$(0.04)

JONES SODA CO.

CONSOLIDATED BALANCE SHEET

(Unaudited—$US)

	Sept. 30, 2003	Sept. 30, 2002
ASSETS
Current Assets	$4,670,858	$4,922,175
Note Receivable	105,435	169,940
Deposits	29,464	—
Fixed Assets	520,106	579,493
Intangible Assets	84,168	141,871

	$5,410,031	$5,813,479

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$2,602,163	$3,266,736
Capital Lease Obligations	14,501	23,806
Deferred Revenue	272,953	257,833
Stockholders’ Equity	2,520,414	2,265,104

	$5,410,031	$5,813,479

For further information, contact:

Jennifer Cue, Jones Soda Co.

(206) 624-3357 or jencue@jonessoda.com

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